Exhibit 10.45

DORAL BANK, FSB

REVOLVING LINE OF CREDIT LOAN AGREEMENT

April 28, 2011

THIS REVOLVING LINE OF CREDIT LOAN AGREEMENT (this “Agreement”), made as of the above date, by and between GRIFFIN LAND & NURSERIES, INC., a Delaware corporation, having an address at One Rockefeller Plaza, Suite 2301, New York, New York 10020 (“Borrower”), and DORAL BANK, FSB, a Federal savings bank, with an address at 623 Fifth Avenue, New York, New York 10022 (the “Bank”).

Borrower and the Bank agree as follows:

1.             The Credit Loan. In reliance on the representations and warranties contained herein, and upon the fulfillment of all conditions set forth herein, the Bank agrees to make advances (each an “Advance”; collectively, the “Advances”) to Borrower at any time and from time to time on or after the date hereof to and including the Maturity Date (as hereinafter defined) or the Extended Maturity Date (as hereinafter defined), as the case may be, pursuant to that certain Promissory Note, dated the date hereof (the “Note”), made by Borrower in favor of the Bank, provided that the aggregate unpaid principal amount of the Advances shall not exceed Twelve Million Five Hundred Thousand and 00/100 Dollars ($12,500,000.00) (the “Credit Loan”). Notwithstanding anything contained herein to the contrary, no Advance shall be made if at any time there is an Event of Default (hereinafter defined) or any event has occurred which with the passage of time or the giving of notice, or both, would constitute an Event of Default. All Advances made to Borrower hereunder shall be payable in full upon demand of the Bank on the Maturity Date or the Extended Maturity Date, as the case may be. The Credit Loan is subject to the terms and conditions of this Agreement and the Note. Each Advance made by the Bank hereunder and each payment of principal or interest under the Note shall be noted by the Bank on its records provided that any failure to record any such information on such records shall not in any manner affect the obligation of the Borrower to make payments of principal and interest in accordance with the terms of this Agreement or the Note. Borrower hereby agrees to repay the outstanding Advances under the Credit Loan together with interest thereon as set forth in Section 2 herein. Proceeds of the Credit Loan are to be used only for general corporate purposes and Borrower’s letter of credit requirements.

2.             Interest Rate and Payments.

A.              During the initial term (the “Initial Term”):

(i) Commencing May 1, 2011 and on the first day of each calendar month thereafter up to and including May 1, 2013, Borrower shall make monthly payments of interest only on any Advances outstanding under the Credit Loan, calculated at the Applicable Interest Rate (hereinafter defined), as well as any other sums that may be due pursuant to the Note, this Agreement or the Mortgage. Said payments, as and when received by the Bank, shall be applied by it first, to the payment of any late charges due hereunder; second, to the payment of interest computed at the Applicable Interest Rate; and the balance, if any, toward the satisfaction of the outstanding Advances under the Credit Loan; and

(ii) The entire outstanding Advances under the Credit Loan, together with all interest accrued and unpaid thereon calculated at the Applicable Interest Rate and all other sums due under the Note, this Agreement, the Mortgage or any other document executed and delivered by Borrower to the Bank in connection with the Credit Loan (collectively, the “Other Security Documents”), shall be due and payable on May 1, 2013 (the “Maturity Date”), unless extended in accordance with Section 6 hereof, or sooner as provided herein.

B.              If the Credit Loan is extended for one (1) additional period of one (1) year (the “Extended Term”) in accordance with Section 6 hereof:

(i)              Commencing May 1, 2013 and on the first day of each calendar month of the Extended Term up to and including May 1, 2014, Borrower shall make monthly payments of interest only on any Advances outstanding under the Credit Loan, calculated at the Applicable Interest Rate, as well as any other sums that may be due pursuant to the Note, this Agreement or the Mortgage. Said payments, as and when received by the Bank, shall be applied by it first, to the payment of any late charges due hereunder; second, to the payment of interest computed at the Applicable Interest Rate; and the balance, if any, toward the satisfaction of the outstanding Advances under the Credit Loan; and

(ii)           The entire outstanding Advances under the Credit Loan, together with all interest accrued and unpaid thereon calculated at the Applicable Interest Rate and all other sums due under the Note, this Agreement, the Mortgage or the Other Security Documents shall be due and payable on May 1, 2014 (the “Extended Maturity Date”) or sooner as provided herein.

C.              Interest shall be calculated on the basis of the actual number of days elapsed in a 360-day year.

D. The term “Applicable Interest Rate” shall mean the Prime Rate (as hereinafter defined) plus 1.50% per annum, but in no event less than 5.875% per annum. As used herein, the “Prime Rate” is the rate of interest (or if more than one, the highest rate of interest) published from time to time by The Wall Street Journal in the “Money Rates” section, or any equivalent section of that newspaper, and identified as the “Prime Rate”. Each change in the interest rate hereunder resulting from a change in the Prime Rate shall become effective as of the opening of business on the day on which such change in the Prime Rate is announced. In no event shall the Applicable Interest Rate exceed the maximum rate permitted by applicable law. Any payments in excess of such maximum rate permitted by applicable law shall be deemed a prepayment of outstanding Advances under the Credit Loan, to be applied in accordance with this Agreement.

3.             Prepayments. Borrower shall have the right to prepay outstanding Advances under the Credit Loan in whole at any time or in part from time to time, without premium or penalty and principal amounts repaid may be re-borrowed, in whole or in part, up to the Credit Loan and subject to the terms of this Agreement. Prepayments shall be applied first, to the payment of any late charges due hereunder; second, to the payment of interest computed at the Applicable Interest Rate; and the balance, if any, toward the outstanding principal balance of the Advances in the inverse order of their date of advancement. Prepayments shall not affect the duty of Borrower to pay interest when due or change the amount of such interest payments and shall not affect or impair the right of the Bank to pursue all remedies available to the Bank under this

Agreement, the Note, the Mortgage or the Other Security Documents.

4.               Notice of Borrowing. Borrower shall give the Bank two (2) Business Days’ prior notice of its intention to request an Advance under the Credit Loan and shall deliver to the Bank with respect thereto a written request (a “Request”). Each Request shall constitute a representation and warranty by Borrower that (i) no default or Event of Default or event which with the passing of time or the giving of notice, or both, would constitute a default has occurred and (ii) the representations and warranties of Borrower under this Agreement shall be deemed true and correct as of the effective date of such Advance unless otherwise disclosed to the Bank in writing prior thereto. If any day on which an Advance is to be made is a day on which banks in the New York City area are permitted to close, such Advance will be made on the next succeeding Business Day. A “Business Day” shall mean a day on which commercial banks are not authorized or required by law to close in New York, New York.

5.             Annual Fee. Borrower shall pay on each anniversary of the date hereof the following fee: (i) 1/2 of one percent (0.50%) of the portion of the Credit Loan not advanced if the average outstanding Advances of the Credit Loan, calculated on a twelve (12) month basis for the preceding twelve (12) months, is equal to or less than fifty percent (50%) of the Credit Loan (calculated as if the Credit Loan was fully advanced); or (ii) 1/4 of 1 percent (0.25%) of the portion of the Credit Loan not advanced if the average outstanding Advances of the Credit Loan, calculated on a twelve (12) month basis for the preceding twelve (12) months, is greater than fifty percent (50%) and less than seventy-five percent (75%) of the Credit Loan (calculated as if the Credit Loan was fully advanced); provided, however, if the average outstanding Advances of the Credit Loan, calculated on a twelve (12) month basis for the preceding twelve (12) months, is equal to or greater than seventy-five percent (75%) of the Credit Loan (calculated as if the Credit Loan was fully advanced), then no such payment shall be due as to the respective anniversary date. Borrower hereby acknowledges that the Bank shall pay itself the foregoing fee each anniversary of the date hereof following prior written notice to Borrower of the amount of such fee.

6.             Extension Option. The Credit Loan shall expire on the Maturity Date. Notwithstanding the foregoing, Borrower shall have the option to extend the Credit Loan for one (1) additional period of one (1) year (the “Extension Option”), but only if (a) no default exists under this Agreement, the Note, the Mortgage or the Other Security Documents at the time the Extension Notice (as hereinafter defined) is given, and on the Maturity Date, (b) in order to elect the Extension Option, Borrower so elects by written notice (the “Extension Notice”) to the Bank delivered in accordance with the requirements of this Agreement not later than thirty (30) nor earlier than ninety (90) days prior to the Maturity Date, (c) Borrower shall execute all documents the Bank determines are reasonably necessary to extend the Credit Loan, (d) Borrower shall obtain and deliver to the Bank, all at the sole cost and expense of Borrower, an updated title report for the Property, together with a “date down” title insurance endorsement insuring the security interest of the Mortgage as a first lien on the Property, (e) there shall be no material adverse change in the Property or the financial or other condition of Borrower, in each instance determined by the Bank in its sole discretion, and (f) Borrower shall pay all costs and expenses incurred in connection with such extension, including, but not limited to, the Bank’s attorneys’ fees and disbursements, title charges and recording fees, and an extension fee equal to $62,500.00, payable simultaneously with the delivery of the Extension Notice.

7. Security.  The Credit Loan, together with interest thereon and all other charges and amounts payable by, and all other obligations of Borrower to the Bank, with respect to the Property (as hereinafter defined), whenever incurred, direct or indirect, absolute or contingent shall be secured by the following “Security” which Borrower agrees to provide and maintain:

(a)           Windsor Mortgage.  A first priority open-end mortgage and security agreement, given by Borrower in favor of the Bank, dated the date hereof (the “Windsor Mortgage”), on Borrower’s right, title and interest in and to (i) Borrower’s fee estate in certain property located at 21-25 Griffin Road North, Windsor, Connecticut, as more particularly described therein (the “Windsor Property”), (ii) all land, improvements, furniture, fixtures, equipment, and other assets (including, without limitation, contracts, contract rights, accounts, licenses and permits and general intangibles), including all after-acquired property, owned, or in which Borrower has or obtains any interest, in connection with the Windsor Property, (iii) all insurance proceeds and other proceeds therefrom, and (iv) all other assets of Borrower whether now owned or hereafter acquired and related to the Windsor Property as specified in the Windsor Mortgage.

(b)         Bloomfield Mortgage.  A first priority open-end mortgage and security agreement, given by Borrower in favor of the Bank, dated the date hereof (the “Bloomfield Mortgage”; the Windsor Mortgage and the Bloomfield Mortgage shall collective be referred to herein as the “Mortgage”), on Borrower’s right, title and interest in and to (i) Borrower’s fee estate in certain property located at 29-35 Griffin Road South and 204, 206, 210, 310, 320, 330 and 340 West Newberry Road, Bloomfield, Connecticut and 55 Griffin Road South, Bloomfield, Connecticut, as more particularly described therein (collectively, the “Bloomfield Property”; the Windsor Property and the Bloomfield Property shall be collectively referred to herein as the “Property”), (ii) all land, improvements, furniture, fixtures, equipment, and other assets (including, without limitation, contracts, contract rights, accounts, licenses and permits and general intangibles), including all after-acquired property, owned, or in which Borrower has or obtains any interest, in connection with the Bloomfield Property, (iii) all insurance proceeds and other proceeds therefrom, and (iv) all other assets of Borrower whether now owned or hereafter acquired and related to the Bloomfield Property as specified in the Bloomfield Mortgage.

(c)          Assignment of Leases and Rents-Windsor Property. A first priority collateral assignment of leases and rents, with respect to all leases, subleases and occupancy rights of the Windsor Property and all income and profits to be derived from the operation and leasing of the Windsor Property.

(d)        Assignment of Leases and Rents-Bloomfield Property. A first priority collateral assignment of leases and rents, with respect to all leases, subleases and occupancy rights of the Bloomfield Property and all income and profits to be derived from the operation and leasing of the Bloomfield Property.

(e)        Environmental Indemnification Agreement. An environmental indemnification agreement with respect to environmental matters from Borrower.

(f)         Assignment of Contracts and Permits. A collateral assignment of all contracts, including, but not limited to, development contracts, operating agreements, licenses, insurance proceeds, management agreements, and other agreements and plans, specifications and permits affecting the Property from Borrower.

(f)          Financing Statements. Uniform Commercial Code Financing Statements in favor of the Bank giving notice of a security interest, which Financing Statements are to be filed in the appropriate public records on or about the date hereof.

8. Representations and Warranties.  Borrower makes the following representations and warranties, all of which shall be deemed to be continuing representations and warranties so long as any part of the Credit Loan is unpaid or as otherwise specifically provided herein below:

(a)           Good Standing and Authority.  Borrower is corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware, authorized to do business in the State of Connecticut. Borrower has the power and authority to transact the business in which it is engaged; is duly licensed or qualified and in good standing in each jurisdiction in which the conduct of its business or ownership of property requires such licensing or such qualification; and has all necessary power and authority to enter into this Agreement and to execute, deliver and perform this Agreement, the Note, the Mortgage and the Other Security Documents, all of which have been duly authorized by all proper and necessary corporate and shareholder action, as appropriate. The execution and delivery of this Agreement, the Note, the Mortgage and the Other Security Documents is not and will not be in violation of any agreement to which Borrower is a party. No consent of any kind is required for Borrower to enter into or perform this Agreement or to execute and deliver the Note.

(b)         Financial Condition.  Borrower has furnished to the Bank its most current financial statements, which represent correctly and fairly the results of the operations and transactions of Borrower and the condition of the Property as of the dates and for the period referred to therein, and have been prepared in accordance with generally accepted accounting principles consistently applied (“GAAP”) during each interval involved and from interval to interval. From the date hereof through (and including) the one year anniversary of such date, there have not been any materially adverse changes in the condition of the Property or in the financial or other condition of Borrower which has a material adverse impact on Borrower’s ability to perform its obligations with respect to the Credit Loan, as determined by the Bank in its reasonable discretion.

(c)          Taxes.  Borrower has duly filed all consolidated federal and other tax returns required to be filed and has duly paid all taxes required by such returns. Borrower has not received any notice from the Internal Revenue Service or any other taxing authority proposing additional unpaid taxes, except as otherwise disclosed to the Bank.

(d)        Litigation.  There are not any actions, suits, proceedings or investigations pending or, to the knowledge of Borrower, threatened against Borrower or any basis therefor, which, if adversely determined, would, in any case or in the aggregate, adversely affect the Property, assets, financial condition or business of Borrower or impair the right of Borrower to carry on its operations, substantially as now conducted.

(e)          Environmental Laws.  Borrower has performed all of its obligations under, has obtained all necessary approvals, permits, authorization or other consents required by, and is not in material violation of, any applicable local, state or federal health or environmental law, ordinance, rule, regulation or order.

(f)          No Event of Default.  No Event of Default has occurred and no event has occurred which with the giving of notice or lapse of time or both would constitute an Event of Default.

(g)         Use of Proceeds.  Borrower shall not use any part of the proceeds of the Credit Loan to purchase or carry any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or to extend credit to others for the purpose of purchasing or carrying any margin stock.

(h)         Valid and Binding. This Agreement, the Note, the Mortgage and the Other Security Documents constitute legal, valid and binding obligations of Borrower, and each constitute legal, valid and binding obligations of the parties thereto, enforceable in accordance with the respective terms thereof, subject to bankruptcy, insolvency and similar laws of general application affecting the rights and remedies of creditors and, with respect to the availability of the remedies of specific enforcement, subject to the discretion of the court before which any proceeding therefor may be brought.

9. Affirmative Covenants.  So long as any part of the Credit Loan is unpaid, Borrower shall:

(a)           Net Operating Income.  Maintain net operating income of the Property (excluding depreciation and amortization), as determined in accordance with GAAP, equal to or greater than one hundred twenty-five percent (125%) of the interest due on the Credit Loan (calculated as if the Credit Loan was fully advanced), subject to certain adjustments as to the amount of the Credit Loan, as the case may be, in accordance with the terms and conditions of Section 16 hereof. If Borrower breaches this covenant and fails to cure such breach within ninety (90) days after written notice from Lender, such breach shall constitute an Event of Default.

(b)           Future Financial Statements.  Furnish to the Bank all financial statements and other information, books and records as required in accordance with the terms and conditions of Section 3.11 of the Mortgage.

(c)           Taxes.  Promptly pay and discharge all of its taxes, assessments and other governmental charges (including any charged or assessed on the issuance of the Note) prior to the date on which penalties are attached thereto, establish adequate reserves for the payment of taxes and assessments and make all required withholding and other tax deposits.

(d)         Insurance.  As required in accordance with the terms and conditions of the Mortgage, keep all of the Property so insurable insured at all times with responsible insurance carriers against fire, theft and other risks, in coverage, form and amount satisfactory to the Bank.

(e)          Litigation.   Promptly notify the Bank in writing as soon as Borrower has knowledge thereof, of the institution or filing of any litigation, or governmental or regulatory proceeding against, or investigation of, Borrower: a) the outcome of which may materially and adversely affect the finances or operations of Borrower, or Borrower’s ability to fulfill its obligations hereunder, or which involves more than $250,000.00, unless fully covered by insurance; or b) which questions the validity of this Agreement, the Note, the Mortgage or the Other Security Documents, or any action taken pursuant thereto; and furnish or cause to be furnished to the Bank such information regarding any such matter as the Bank may request.

(f)          Good Standing; Business. Maintain its corporate existence in good standing and remain or become duly licensed or qualified and in good standing in each jurisdiction in which the conduct of its business or ownership of its property requires such qualification or licensing; and engage only in the business conducted by it on the date of this Agreement.

10. Negative Covenants. So long as any part of the Credit Loan is unpaid, Borrower shall not:

(a)           Borrowed Money. Borrower may not enter into additional loan agreements or guaranty any loan facilities during the Credit Loan without prior written consent of the Bank, other than trade payables in the ordinary course of Borrower’s business which are paid within thirty (30) days of when due. Notwithstanding the foregoing, Borrower may take on additional indebtedness unrelated to the Property without the prior written consent of the Bank provided Borrower is not in default under the Note, this Agreement, the Mortgage or the Other Security Documents at the time of the initial closing for such indebtedness. If Borrower is in default under the Note, this Agreement, the Mortgage or the Other Security Documents, the Bank’s prior written consent shall be required, which consent can be withheld for any reason or no reason. Borrower’s breach of the foregoing covenant shall constitute an Event of Default of this Agreement.

(b)         Encumbrances. Create, incur, assume or suffer to exist any mortgage, lien, security interest, pledge or other encumbrance on the Property, except in favor of the Bank.

(c)          Sale of the Property. Convey, sell, transfer, lease (except as otherwise permitted in accordance with the terms of Section 3.7(a) of the Mortgage), or sell-and-lease-back all or any substantial portion of the Property or Borrower’s business to any other person, firm or corporation except in the ordinary course of business.

11.           Event of Default. The term “Event of Default” as used herein shall mean an Event of Default as defined in the Mortgage.

12.           Remedies. Upon the happening of one or more Events of Default which continues beyond any applicable notice, grace or cure periods, the Note shall become immediately due and payable, without presentation, demand or notice of any kind to Borrower, and the Bank may pursue any and all remedies provided for hereunder, or under the Note, the Mortgage or any one or more of the Other Security Documents.

13.           Default Rate. Upon the occurrence of an Event of Default which continues beyond any applicable notice, grace or cure periods, the Bank shall be entitled to receive and Borrower shall pay interest on the entire unpaid principal balance of the Note at a rate that is the lesser of twenty-one percent (21%) per annum or the maximum rate permitted by applicable law (the “Default Rate”). The Default Rate shall be computed from the occurrence of the Event of Default until the earlier of (i) the date upon which the Event of Default is cured or (ii) the date upon which the outstanding Advances are paid in full. Interest calculated at the Default Rate shall be added to the balance of the outstanding Advances, and shall be deemed secured by the Mortgage.

14.              Late Payment Charge. If any monthly installment of principal and interest is not paid on or prior to the tenth (10th) day after the date on which it is due, Borrower shall pay to the Bank upon demand an amount equal to the lesser of five percent (5%) of such unpaid portion of the outstanding monthly installment of principal and interest then due or the maximum amount permitted by applicable law, to defray the expense incurred by the Bank in handling and processing such delinquent payment and to compensate the Bank for the loss of the use of such delinquent payment, and such amount shall be secured by the Mortgage and the Other Security Documents.

15.             Termination Right; Continuation of Obligation. Borrower shall have the right at any time and from time to time upon at least five (5) Business Days’ prior written notice to the Bank to (i) pay the entire outstanding Advances under the Credit Loan, together with all interest accrued and unpaid thereon calculated at the Applicable Interest Rate and all other sums due under the Note, this Agreement, the Mortgage or the Other Security Documents in order to terminate the Credit Loan, in which event the Bank will have no further obligation to fund further Advances, or (ii) permanently reduce the Credit Loan available under this Agreement to an amount selected by Borrower, subject to the Bank’s prior written approval and provided the reduced Credit Loan amount shall not exceed sixty-five percent (65%) of the then current appraised fair market value of the Property, on a “leased fee interest” basis, as determined by the Bank in its sole discretion, in which event the Bank shall have no further obligation to fund any Advances above the reduced Credit Loan amount. Notwithstanding the foregoing, no termination of the Credit Loan and no refusal by the Bank to make future Advances hereunder shall affect Borrower’s obligations and liabilities hereunder, under the Note, the Mortgage or the Other Security Documents or the Bank’s rights, powers or remedies with respect thereto, including, without limitation, the Bank’s rights with respect to the Property or otherwise arising following such termination. All of the Bank’s rights, liens and security interests shall continue after any termination until all obligations of Borrower to the Bank shall have been finally paid and satisfied in full.

16.           Partial Release; Substitute Property.

(a) Partial Release. Borrower shall be entitled to a partial release of the Property from the lien of the Mortgage (a “Partial Release”) provided that (i) the Credit Loan and the Bank’s commitment to fund the Credit Loan shall be simultaneously reduced to an amount which shall not exceed sixty-five percent (65%) of the then current appraised fair market value of the balance of the Property which is not to be released from the lien of the Mortgage, on a “leased fee interest” basis, as determined by the Bank in its sole discretion, and (ii) the Release Conditions (as defined below) shall be satisfied in all respects.

(b)           Release Conditions. It shall be a condition precedent to the Bank’s obligation to issue and deliver the Partial Release that all of the following conditions be satisfied as determined by the Bank in its sole discretion (collectively, the “Release Conditions”): (i) no Event of Default exists under this Agreement, the Note, the Mortgage or the Other Security Documents which remains uncured at the time the Release Notice (as hereinafter defined) is received by the Bank and at the time the Bank issues and delivers the Partial Release, (ii) Borrower delivers to the Bank a written request for the Partial Release (the “Release Notice”), (iii) the Bank delivers to the Borrower the Bank’s written consent to the Partial Release, which consent will not be unreasonably withheld, (iv) the Bank receives all third party reports as the Bank reasonably requires in connection with the Partial Release, including, without limitation, updated appraisals, title reports, surveys, and the like, each acceptable to the Bank in its sole discretion, (v) Borrower shall execute and deliver to the Bank all documents and instruments as the Bank or the Bank’s counsel in their judgment deems necessary to document the Partial Release, which shall be in form and substance satisfactory to the Bank, and (vi) Borrower pays all expenses incurred by the Bank in connection with the Partial Release, including, but not limited to, recording charges, title charges and reasonable attorneys’ fees. In addition to all of the above, it shall be a condition precedent to the Bank’s obligation to issue and deliver the Partial Release that the Bank shall be satisfied that in granting any Partial Release the balance of the Property shall continue to be subject to the lien of the Mortgage and will not be affected in any way which, in the sole judgment of the Bank or the Bank’s counsel, would adversely affect the security position of the Bank under the Mortgage.

(c)          Substitute Property. Provided that the Substitution Conditions (as defined below) are satisfied in all respects, Borrower shall be entitled, either simultaneously or after the Bank issues any Partial Release in accordance with the terms and conditions of Subsections 16(a) and (b) herein above, to substitute or add properties owned by the Borrower or any of its subsidiaries (each such property a “Substitute Property”) to the Property securing the Credit Loan, thereby increasing the Credit Loan (and the Bank’s commitment to fund the Credit Loan) to an amount which shall not exceed the lesser of (i) $12,500,000.00; or (ii) 65.00% of the then current aggregate appraised fair market value of the Property and each Substitute Property, on a “leased fee interest” basis, as determined by the Bank in its sole discretion (the “Modified Credit Loan”).

(d)        Substitution Conditions. It shall be a condition precedent to the Bank’s obligation to substitute or add any Substitute Property to the Property securing the Credit Loan that the following conditions be satisfied as determined by the Bank in its sole discretion (collectively, the “Substitution Conditions”): (i) no Event of Default exists under this Agreement, the Note, the Mortgage or the Other Security Documents which remains uncured at the time the Substitution Notice (as hereinafter defined) is received by the Bank and at the time of the closing of the Modified Credit Loan, (ii) Borrower delivers to the Bank a written request to substitute or add the Substitute Property to the Property securing the Credit Loan (the “Substitution Notice”), (iii) the Bank delivers to the Borrower the Bank’s written approval of the Substitute Property and the Modified Credit Loan, including, but not limited to, the Bank’s review of the Modified Credit Loan and approval from the Bank’s credit department, which approval may be withheld for any reason or no reason, (iv) the Bank receives all third party reports as the Bank reasonably requires in connection with the Substitute Property and the Modified Credit Loan, including, without limitation, updated appraisals, title reports, surveys which meet the Bank’s survey requirements previously furnished to Borrower in connection with the original closing of the Credit Loan, and Phase I Environmental Assessment Reports, and the like, each acceptable to the Bank and its counsel in their discretion, (v) the Bank receives with respect to each Substitute Property a mortgagee’s title insurance policy which meets the Bank’s title insurance requirements, to the satisfaction of the Bank and its counsel, (vi) Borrower shall execute and deliver to the Bank with respect to each Substitute Property the following documents and instruments, each in form and substance satisfactory to the Bank: (a) all documents and instruments as the Bank or the Bank’s counsel in their judgment deems necessary to provide the Bank with a first mortgage lien on each Substitute Property, including, but not limited to, an open-end mortgage and security agreement or a modification of the Mortgage, each securing the Modified Credit Loan, (b) a first priority collateral assignment of leases and rents, with respect to all leases, subleases and occupancy rights of the Substitute Property and all income and profits to be derived from the operation and leasing of the Substitute Property, (c) one or more UCC financing statements as the Bank may reasonably require, (d) an environmental indemnification agreement with respect to environmental matters with respect to the Substitute Property, and (e) a collateral assignment of all contracts, including, but not limited to, development contracts, operating agreements, licenses, insurance proceeds, management agreements, and other agreements and plans, specifications and permits affecting the Substitute Property, (vii) Borrower shall deliver to the Bank with respect to each Substitute Property or in connection with the Modified Credit Loan such other documents, certificates, opinions and assurances as the Bank or the Bank’s counsel may request in their sole discretion reasonably exercised, in form and substance acceptable to the Bank, including, but not limited to, such documents, certificates, opinions and assurances and requirements that were delivered by Borrower to the Bank in connection with the original Credit Loan Facility, and (vii) Borrower pays all expenses incurred by the Bank in connection with the Substitute Property, the Modified Credit Loan or the foregoing, including, but not limited to, recording charges, title charges and reasonable attorneys’ fees. In addition to all of the above, it shall be a condition precedent to the Bank’s obligation to substitute or add any Substitute Property to the Property securing the Credit Loan that the Bank shall be satisfied that the Property shall continue to be subject to the lien of the Mortgage and will not be affected in any way which, in the sole judgment of the Bank, would adversely affect the security position of the Bank under the Mortgage.

17. Expenses and Counsel Fees. Borrower shall reimburse the Bank promptly for all of its out-of-pocket expenses incurred in connection with this Agreement or the Credit Loan, including, without limitation, filing fees, recording fees, any taxes (other than income taxes payable by the Bank) which the Bank may be required to pay in connection with the execution and delivery of this Agreement, the Note, the Note and the Other Security Documents. Borrower shall also pay: (i) all costs and expenses of the Bank (including, without limitation, reasonable fees and disbursements of counsel) incidental to the preparation and negotiation of this Agreement and the documents referred to herein, and (ii) all costs and expenses of the Bank (including, without limitation, fees and disbursements of counsel) incidental to the protection of the rights of the Bank hereunder and the enforcement of the Bank’s rights, powers and remedies hereunder and thereunder, whether by judicial proceedings or otherwise, including, without limitation, such costs and expenses incurred in the course of bankruptcy or liquidation proceedings. The obligations of Borrower hereunder shall survive the termination of this Agreement and the final and indefeasible payment in full of the outstanding Advances under the Credit Loan.

18.                                      Miscellaneous.

(a)           Amendments and Waivers. No modification, rescission, waiver, release or amendment of any provision of this Agreement shall be made except by a written agreement signed by a duly authorized officer of Borrower and duly authorized officer of the Bank.

(b)           Delays and Omissions. No delay or omission by the Bank in exercising any right or remedy hereunder or with respect to the Credit Loan shall operate as a waiver thereof or of any other right or remedy, and no single or partial exercise thereof shall preclude any other or further exercise thereof or the exercise of any other right or remedy. The Bank may remedy any default by Borrower hereunder or with respect to the Credit Loan in any reasonable manner without waiving the default remedied and without waiving any other prior or subsequent default by Borrower, and shall be reimbursed for its expenses in so remedying such default. All rights and remedies of the Bank hereunder, under the Note and the Other Security Documents, under any other agreement and otherwise are cumulative; if any provision of this Agreement is inconsistent with any provision of any other agreement between the Bank and Borrower, the provisions of this Agreement shall control.

(c)           Successors and Assigns. Borrower and the Bank as used herein shall include the legal representatives, successors and assigns of those parties.

(d)         Governing Law. This Agreement shall be construed and interpreted in accordance with, and governed by, the laws of the State of New York without regard to its principles of conflicts or choice of laws.

(e)          Usury Law. The Note and this Agreement are subject to the express condition that at no time shall Borrower be obligated or required to pay interest oil the principal balance due under the Note at a rate which could subject the Bank to either civil or criminal liability as a result of being in excess of the maximum interest rate which Borrower is permitted by applicable law to contract or agree to pay. If by the terms of the Note or this Agreement, Borrower is at any time required or obligated to pay interest on the principal balance due hereunder at a rate in excess of such maximum rate, the Applicable Interest Rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to such maximum rate and all previous payments in excess of the maximum rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder. All sums paid or agreed to be paid to the Bank for the use, forbearance, or detention of the Credit Loan, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Note until payment in full so that the rate or amount of interest on account of the outstanding Advances does not exceed the maximum lawful rate of interest from time to time in effect and applicable to the Credit Loan for so long as the Advances are outstanding.

(f)          Inapplicable Provisions. If any provision hereof or of any other agreement made in connection herewith is held to be illegal or unenforceable, such provision shall be fully severable, and the remaining provisions of the applicable agreement shall remain in full force and effect and shall not be affected by such provision’s severance; provided,  however, in lieu of any such provision, there shall be added automatically as a part of the applicable agreement a legal and enforceable provision as similar in terms to the severed provision as may be possible.

(g)           Further Assurances. At any time and from time to time, upon the reasonable request of the Bank, Borrower shall execute, deliver and acknowledge, or cause to be executed, delivered and acknowledged, such other documents or instruments and do such other acts and things as the Bank may reasonably request in order to fully effectuate the terms of this Agreement and the Other Security Documents. The foregoing may include, without limitation, executing documents to confirm the amount of the Advances outstanding under the Credit Loan from time to time, and the date and amount of payments made in respect of the Credit Loan. All such requests shall receive the full cooperation and compliance by Borrower within seven (7) Business Days of the Bank making such requests. The failure of Borrower to comply with the obligations set forth in this Subsection 18(g) shall constitute an Event of Default.

(h)         No Assignment. The rights and obligations of Borrower under this Agreement shall not be assigned or delegated, in whole or in part, without the prior written consent of the Bank, and any purported assignment or delegation without the prior written consent of the Bank shall be void.

(i)           Notices. All notices requests, reports or other communications (each, a “Notice”) required hereunder or under the Note or any Other Security Document shall be in writing and shall be deemed to have been properly given (i) upon delivery, if delivered in person, (ii) one (1) Business Day after having been deposited for overnight delivery with any reputable overnight courier service, or (iii) three (3) Business Days after having been deposited in any post office or mail depository regularly maintained by the U.S. Postal Service and sent by certified mail, postage prepaid, return receipt requested, addressed as follows:

If to Borrower:	Griffin Land & Nurseries, Inc.
One Rockefeller Plaza, Suite 2301
New York, New York 10020
Attention: Mr. Frederick M. Danziger
President and Chief Executive Officer

With a copy to:	Imperial Nurseries, Inc.
90 Salmon Brook Street
Granby, Connecticut 06035
Attention: Mr. Anthony J. Galici
Vice President and Chief Financial Officer

and

Murtha Cullina LLP
CityPlace I
185 Asylum Street
Hartford, Connecticut 06103-3469
Attention: Thomas M. Daniells, Esq.

If to the Bank:	Doral Bank, FSB
623 Fifth Avenue
New York, New York 10022
Attention: Mortgage Servicing Department

With a copy to:	Granoff, Walker & Forlenza, P.C.
747 Third Avenue
New York, New York 10017
Attention: Lee A. Forlenza, Esq.,

or to such other address as any party may designate for itself by like notice.

Either party by notice to the other may designate additional or different addresses for subsequent notices or communications.

19.           Right of Offset. Upon the occurrence and during the continuance of any Event of Default, the Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Bank to or for the credit or the account of Borrower against any and all of the obligations of Borrower now or hereafter existing under this Agreement or the other obligations to the Bank by Borrower, whether or not the Bank shall have made any demand under this Agreement or otherwise and even if such obligation may be unmatured upon reasonable notice to Borrower. The rights of the Bank under this provision are in addition to any and all other rights and remedies available to the Bank.

20.           No Oral Modification. This Agreement embodies the entire agreement and understanding between Borrower and the Bank and supersede all prior agreements and understandings relating to the subject matter hereof. Any modification, amendment or waiver of or with respect to any provision of this Agreement must be made in a writing signed by both the Bank and Borrower and their respective successors and, subject to the terms hereof with respect to Borrower, assigns. This Agreement may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties hereto. There are no unwritten oral agreements among the parties. Borrower and the Bank acknowledge that each has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this

Agreement and the other loan documents in connection herewith with its legal counsel and that this Agreement and the other loan documents shall be consulted as if jointly drafted by Borrower and the Bank.

21.          WAIVER OF TRIAL BY JURY. THE BANK AND BORROWER EACH HEREBY ABSOLUTELY, IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF THIS AGREEMENT, ANY OTHER LOAN INSTRUMENTS, OR ANY OTHER INSTRUMENT OR DOCUMENT EXECUTED OR DELIVERED PURSUANT TO OR OTHERWISE IN CONNECTION WITH THIS AGREEMENT. BORROWER AND THE BANK EACH AGREES THAT THE COURTS OF THE STATE OF NEW YORK LOCATED IN NEW YORK CITY, NEW YORK COUNTY AND THE FEDERAL COURTS LOCATED IN THE SOUTHERN DISTRICT OF NEW YORK, COUNTY OF NEW YORK, HAVE EXCLUSIVE JURISDICTION OVER ANY ACTIONS AND PROCEEDINGS INVOLVING THIS AGREEMENT OR ANY OTHER AGREEMENT MADE IN CONNECTION HEREWITH EXCEPT AS SPECIFICALLY PROVIDED IN SUCH OTHER AGREEMENT AND BORROWER AND THE BANK HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES TO SUBMIT TO THE JURISDICTION OF SUCH COURTS FOR PURPOSES OF ANY SUCH ACTION OR PROCEEDING. BORROWER AND THE BANK EACH HEREBY WAIVES PERSONAL SERVICE OF PROCESS AND CONSENTS TO SERVICE OF PROCESS PROVIDED THE SAME IS GIVEN IN ACCORDANCE WITH THIS AGREEMENT. FINAL JUDGMENT IN ANY SUCH PROCEEDING SHALL BE CONCLUSIVE, SUBJECT TO ANY RIGHT OF APPEAL, AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT.

THE PARTIES HERETO have signed this Agreement on the date written above.

BORROWER:
GRIFFIN LAND & NURSERIES, INC.,
a Delaware corporation

By:	/s/ Anthony J. Galici
Name:	Anthony J. Galici
Title:	Vice President and Secretary

BANK:
DORAL BANK, FSB,
a Federal savings bank

By:	/s/ Kenneth DiGregorio
Name:	Kenneth DiGriegorio
Title:	Senior Vice President and Chief Lending Officer